Exhibit 99.1

APII To Report A Profit In The Fourth Quarter

Company Sees Better Results in 2005

ORLANDO, Fl –(Business Wire) – January 18, 2005 – Action Products International, Inc. (NASDAQ-SC: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded toys for pre-school children through pre-teens, today announced that the current outlook is for the company to report a profit in the fourth quarter. This has not occurred since 1997. The expected profit is a result of sharply increased sales and control of expenses. Last year, the company recorded a loss of $584,500 in the fourth quarter. The new estimate of a profit is an upward revision from previous estimates of a reduced loss to breakeven in the fourth quarter.

This would be the second quarter in a row that the company has earned money. CFO Robert Burrows said, “The surge in profitability is due to record quarterly sales and expense controls. Our goal for 2005 is to generate continued sales growth and record a profit for the year. There is a greater focus on accountability in each operating department and with the addition of at least 50 new products in 2005, we are well positioned to set new sales records.”

Ron Kaplan, CEO and President added, “We are sponsoring a major reception at FAO’s exciting new store in New York City during Toy Fair in February. We look forward to this being a major social event. Action Products continues to gain acceptance in the specialty toy market with exciting non-violent educational products. Besides the escalating Action Products brands, we will be showing, for the first time, the expanding Curiosity Kits® brand. We are expecting a great reception to our new products at the Toy Fair in February.”

The company anticipates reporting full audited financial results by February 25.

Action Products International, Inc. is a multi brand designer and manufacturer of educational and positive branded toys emphasizing fun. Quality brands including JAY JAY THE JET PLANE Wooden Adventure System™, I Dig Dinosaurs® and I Dig Treasures® excavation activity kits, Space Voyagers® (“The most authentic Space Toys on Earth”), Wild Climbers™ and Climb@Tron™ window-climbing animals and robots, Play and Store™ themed playsets, Kidz Workshop™ wooden projects, Drop Zone Extreme™ parachute toys, and Curiosity Kits®, a leading, award-winning specialty brand for kids’ craft and activity kits. Its products are marketed and sold worldwide to specialty retailers, museums, toy stores, theme parks, attractions, zoos, catalog companies, Internet retailers, and educational markets.

For more information on Action Products’ toys, visit the Company’s web site at www.apii.com.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights and the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.